Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aehr Test Systems of our report dated August 26, 2005, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of Aehr Test Systems for the year ended May 31, 2006.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California
October 26, 2006